Exhibits 5 and 23.2
SCHNEIDER WEINBERGER & BEILLY LLP
Attorneys-at-Law
2200 CORPORATE BOULEVARD, N.W., SUITE 210
Boca Raton, Florida 33431-7307

James M. Schneider, P.A.	Telephone
Steven I. Weinberger, P.A.	(561) 362-9595
Roxanne K. Beilly, P.A.	Facsimile
(561) 362-9612

March 11 , 2010

China Armco Metals, Inc.
One Waters Park Drive, Suite 98
San Mateo, California  94403

Re:	Amendment No. 1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 (the “Registration Statement”)
China Armco Metals, Inc. (the “Company”)

Dear Sir or Madam:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration pursuant to the Company’s Registration Statement of 2,728,914 shares of common stock which may be issued upon the possible exercise of outstanding common stock warrants (all of such shares of common stock to be issued are collectively referred to as the “Registerable Shares”), all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of Registerable Shares or when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

SCHNEIDER WEINBERGER & BEILLY LLP
/s/ Schneider Weinberger & Beilly LLP